EXHIBIT 10.7

P&F INDUSTRIES, INC.

FIRST AMENDMENT TO CONTRACT OF SALE

AGREEMENT made this 8th day of March, 2006 by and between EMBASSY INDUSTRIES, INC., a New York corporation, having its principal office at 445 Broadhollow Road, Suite 100, Melville, New York, 11747 (the “Seller”) and J. D’ADDARIO & COMPANY, INC., a New York Corporation, having its principal office at 595 Smith Street, Farmingdale, New York 11735 (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into a Contract of Sale dated as of January 13, 2006 (the “Contract”) wherein and whereby Seller has agreed to sell and Purchaser has agreed to purchase the premises located at 300 Smith Street, Farmingdale, New York (the “Premises”); and

WHEREAS, the defined terms set forth herein shall have the same meaning as those ascribed in the Contract; and

WHEREAS, during the course of Purchaser’s Investigation Period Permitted Activities, Purchaser had a Phase II environmental inspection of the Premises performed which revealed certain environmental problems; and

WHEREAS, Seller has agreed to remediate the environmental problems subject to the terms contained herein; and

WHEREAS, in addition to the environmental inspections, Purchaser arranged for a property inspection of the Premises to be performed; and

WHEREAS, the property inspection report revealed certain purported problems pertaining to, inter alia, the roof and flooring in the addition to the warehouse; and

WHEREAS, although the Contract states that the Premises is to be delivered in its “as is” condition, Seller has agreed to reduce the purchase price to compensate Purchaser for the alleged problems with the building; and

WHEREAS, as a result of the foregoing, the parties desire to amend the Contract to set forth their understanding and obligations with respect to the foregoing.

NOW, THEREFORE, in consideration of, these premises and the mutual covenants contained herein, the parties hereto covenant and agree as follows:

1.                Section 2 of the Contract is amended as follows:

(a) Section 2.1 of the Contract is hereby amended by deleting “Six Million Five Hundred Thousand and 00/100 ($6,500,000.00)” and replacing same with “Six Million Four Hundred Three Thousand and 00/100 ($6,403,000.00)”.

(b) Section 2.3 of the Contract is hereby amended by deleting Five Million Eight Hundred Fifty and 00/100 ($5,850,000.00)” and replacing same with “Five Million Seven Hundred Fifty-Three and 00/100 ($5,753,000.00)”.

2.                The Investigation Period is hereby extended, for the sole purpose of Seller performing further investigations (the “Further Investigations”) with regard to the matters raised in the Phase II, report through and including 5:00 p.m. on the second business day following Purchaser and Seller’s receipt of the Further Investigations written report, but in no event later than Monday, April 3, 2006 (the “Investigation Extension Period Notice Date”.) The parties acknowledge that the Investigation Period expired as of 5:00 p.m. on March 7, 2006 with respect to all other

Investigation Period matters, as well as the contingency contained in Section 20.19 of the Contract.

3.                In the event the Further Investigations disclose conditions which are unsatisfactory to Purchaser or Seller or Purchaser has not received the Further Investigation written report by the Investigation Extension Period  Notice Date, either party hereto may terminate the Contract by written notice to the other party, to be given by the Investigation Extension Period Notice Date. The parties hereto acknowledge, warrant and covenant to each other that either party’s right to terminate the Contract pursuant to the terms hereof shall be strictly limited to unsatisfactory findings in the Further Investigations reports.

4.                In the event the Contract is terminated pursuant to paragraph 3 above, the provisions of Section 3.1C of the Contract shall control.  If Seller elects to terminate the Contract, Seller agrees to reimburse Purchaser 50% of Purchaser’s actual costs incurred for environmental inspections, up to and including the sum of $25,000.00. The amount to be reimbursed shall be documented by written invoices delivered to Seller.

5.                If this Contract is not terminated or if the Investigation Period shall expire or be waived, the parties hereto shall proceed with the transaction contemplated in the Contract.

6.                Upon the expiration of the Investigation Period or a waiver thereof by Purchaser, Seller shall proceed with the Environmental Remediation (as defined below) of the Premises to the satisfaction of the Suffolk County Department of Health Services (“SCDHS”) and obtain a “No Further Action” letter from SCDHS. Seller shall provide a copy of said letter to Purchaser upon receipt.

7.                The term “Environmental Remediation” shall include:

a.                  Removal of asbestos pipe wrap from four pipe joints;

b.                 Remediation of 13 storm drains which contain elevated levels of oils and greases to bring elevated levels of contamination within SCDHS guidelines;

c.                  Remediation of sanitary systems to bring elevated levels of contamination within SCDHS guidelines.

d.                 The term “Remediation” shall include, but not be limited to, ground water monitoring, only if required by SCDHS.

8.                Section 3.3 of the Contract is hereby amended by deleting “on or about June 1, 2006” and replacing with “the later of (a) thirty days after Seller is issued a “No Further Action” letter from SCDHS or (b) on or about June 1, 2006. Notwithstanding the foregoing, in the event Seller has not obtained the “No Further Action” letter by July 15, 2006 (the “Outside Closing Date”), either party may terminate the Contract upon ten (10) day written notice to the other party; provided, however, that if Purchaser serves its ten (10) day notice to terminate the Contract, Seller may nullify Purchaser’s termination if Seller receives the “No Further Action” letter within said ten (10) day period. In such event, Purchaser shall be obligated to proceed with this transaction in accordance with the terms of the Contract. Moreover, either party, at their option, may extend the Outside Closing Date to and including August 15, 2006.

9.                Section 8.16 of the Contract is hereby amended by deleting “and roof free of leaks.”

10.         Section 13.1 of the Contract is hereby amended by replacing the address for Seller with the following:  445 Broadhollow Road, Suite 100, Melville, New York 11747.”

11.         All other terms and conditions set forth in the Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

SELLER:	EMBASSY INDUSTRIES, INC.
By: /s/ JOSEPH A. MOLINO, JR.
PURCHASER:	J. D’ADARIO & COMPANY, INC.
By: /s/ ROBERT DODARO